Petrol Oil and Gas Provides Operational Update for Development of Coal Creek

Thursday July 20, 7:30 am ET

LAS VEGAS--(BUSINESS WIRE)--July 20, 2006--Petrol Oil and Gas, Inc. (OTCBB: POIG - News) provides an operational update for its gas producing properties in its Coal Creek project located in southeast Kansas. The primary production from this new developmental area is natural gas from coal beds commonly called Coal Bed Methane (CBM).

Burlington Area:

Petrol began the first Phase of its full scale development in the Coal Creek project with the drilling and completion of 24 production wells and 2 salt water disposal (SWD) wells in the Burlington area of Coal Creek. Completion of Phase I in Burlington occurred in late March 2006 when Petrol's gas gathering pipeline connections were made between the production wells and their compressor station. On April 4, 2006, Petrol's initial Burlington gas sales commenced through the Enbridge Interstate pipeline. Good natural fracture permeability in these gas bearing coal intervals is supported by early high water production rates. CBM production rates during this early de-watering process of these new wells ranges from 5-100 mcfd.

Petrol is trying to accelerate gas production by escalating the de-watering process employing high-volume injection pumps on its SWD wells. Locating new Phase II production wells has now been redesigned to support the de-watering as a way to increase local area gas production. The drilling intents for the new 10 Phase II production wells were filed in early July and drilling commenced last Monday.

Waverly Area:

The second area being developed in Coal Creek is called the Waverly area and is located about 15 miles NE of the Burlington area in Coffey Co. Kansas. Phase I development in the Waverly area began during the first quarter of 2006 and included drilling and completing 19 CBM production wells and 1 SWD well. By mid June, Petrol's new Waverly gas gathering pipeline system was integrated between all 19 production wells and their gas compressor station. For months, Petrol field operations worked diligently with Enbridge Pipeline to emplace a second tap and gas sales monitoring system on the Enbridge interstate pipeline, which ultimately transports Petrol's gas sales from these new Waverly area CBM wells. All 19 Waverly production wells are in various stages of de-watering, and as in Burlington, permeability of the coal beds is manifested by early water production and gas rates are modest but continuously increasing as the fracture system de-waters.

Phase II development wells in Waverly include 12 CBM production wells and 1 SWD well. The location of these new production wells is designed to support de-watering in the immediate area around the original 19 Phase I wells. Drilling intents have been filed and drilling is scheduled for early August.

"Given the multitude of technical and infrastructure issues involved in the startup of a new CBM field like Coal Creek, we are extremely pleased that our field operations team has been able to overcome these challenges and sequence our new CBM wells into production," said Paul Branagan, Petrol's President and CEO. "We learned a lot about CBM production in the Coal Creek areas from our Phase I wells and have now tailored the Phase II wells to support an expeditious and efficient method to develop these extensive gas bearing coals."

The Coal Creek development plan is based upon drilling and completing some 540 wells over a two- to three-year period along with miles of gas gathering pipelines and infrastructure to process, transport and sell gas in mid-west markets through Enbridge and other interstate pipelines. To better manage the development of this large acreage position and take advantage of the three interstate pipelines that cross its leases, Petrol divided the project into three fully self contained areas; Burlington, Waverly and Lebo.

Petrol holds a 100% working interest (WI) and an average 80% Net Revenue Interest (NRI) in Coal Creek's entire 92,000 gross acres covering coal bed methane (CBM) and other oil and gas reserves located in eastern Kansas and western Missouri.

About Petrol Oil and Gas, Inc.

Petrol Oil and Gas, Inc. is an oil and gas exploration and development company currently involved in the development of natural gas from leases encompassing approximately 165,000 gross acres in Kansas and Missouri. Its common stock is traded on the OTC Bulletin Board under the symbol "POIG."

Forward-Looking Statement: The statements in this press release regarding the initial production from the Burlington Area, the actual number of wells in this area, newly drilled wells, amount of gas production being derived from the wells, continued drilling efforts, actual and anticipated market conditions, the actual size of and success of the Coal Creek development program, the ability of Petrol to add to its proven reserves, any implied or perceived benefits from the Company's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, sufficient additional funding to complete the Coal Creek Project, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, Petrol's continued maintenance of its properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Andrew Hellman, 212-732-4300